SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest reported): January 25, 2005

                       Advantage Capital Development Corp.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State or Other Jurisdiction of Incorporation)

      000-50413                                          87-0217252
(Commission File Number)                       (IRS Employer Identification No.)

                 2999 N.E. 191st Street, PH2 Aventura, FL 33180
               (Address of Principal Executive Offices)(Zip Code)

                                 (866) 820-5139
              (Registrant's Telephone Number, Including Area Code)

          (Former Name or Former Address, if Changed Since Last Report)
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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 25, 2005, Advantage Capital Development Corp. issued a press release announcing today that two of its portfolio companies, Cinema Ride (OTCBB: MOVE) and NetWorth Technologies, Inc. (OTCBB: NWRT) reported significant corporate developments. Cinema Ride, soon to be renamed TIX Corporation, reported first year ticket sales in excess of $6 million. NetWorth Technologies, formally known as Colmena Corp., announced it has entered into a strategic marketing agreement with Database Solutions, Inc. (OTC Pink Sheets: DBSJ).

Advantage Capital Development Corp. recently provided a $500,000 bridge loan in the form of a convertible debenture for Cinema Ride, which through its wholly owned subsidiary Tix4Tonight, sells half-price, same-day Las Vegas show tickets. Last month Advantage Capital participated in a $600,000 strategic investment in NetWorth Technologies, Inc., an information networking, security and IT auditing company.

The Company believes that the increase from zero to $6 million in first year ticket sales validates Cinema Ride business model. The Company is also excited about the potential for second year sales when Tix4Tonight moves into its new and more high-profile space next month at the Fashion Show Mall in Las Vegas."

NetWorth's new agreement with Database Solutions calls for the Toronto, Canada company to market the Reliability Edge, NetWorth Systems' proprietary IT network auditing tool, to insurance companies in Canada and the United States as well as market NetWorth's Database Solutions Agent Intelligence system in the U.S. The Company is excited by the quality of NetWorth's technology and its aggressive approach to marketing and believes investments in companies like this can provide long-term value for its shareholders.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired:

         None

(b) Exhibits

Number   Exhibit

10.1              Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ADVANTAGE CAPITAL
                                     DEVELOPMENT CORP.

                                     By: /s/ Jeff Sternberg
                                         -------------------------------
                                             Jeff Sternberg,   President

January 25, 2005